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SIBIA Neurosciences, Inc.
Exhibit 11.1 - Statement Re: Computation of Loss Per Share (Unaudited)

                                                            For the Three Months Ended
                                                                     March 31,
                                                                 1995           1996
                                                              ----------      ---------
Primary Loss Per Share:

Weighted average common shares outstanding                    4,885,523       4,981,619

SAB No. 83 shares (1):                                          591,180
                                                             ----------      ----------

Total                                                         5,476,703       4,981,619
                                                             ==========      ==========

Net loss                                                      ($985,000)      ($935,000)
                                                             ==========      ==========

Net loss per common share                                        ($0.18)         ($0.19)
                                                             ==========      ==========
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(1) In accordance with Securities and Exchange Commission Staff Accounting
Bulletin No. 83, certain equity securities issued within one year of an offering at less than the offering price ("Cheap Stock") are included as outstanding for 1995 for the purposes of the net income per share computations.
Such securities consist of common stock and stock options computed using the treasury stock method.